UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 10, 2015

Analogic Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	0-6715	04-2454372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Centennial Drive, Peabody, Massachusetts	01960
(Address of principal executive offices)	Zip Code)

Registrant’s telephone number, including area code: 978-326-4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On September 10, 2015, Analogic Corporation approved a plan of restructuring (which we refer to as the plan) that includes the transition of certain manufacturing activities from our Peabody, Massachusetts location to our existing facility in Shanghai, China, a reduction in force in order to align our research and development investment with expected customer funding in our Security and Detection Business, and a voluntary retirement program available to eligible employees in the affected areas of our Peabody facility. These actions are expected to impact about 90 workers in our Peabody facility.

We expect to complete the implementation of the plan by the end of fiscal 2016. We expect to incur total pre-tax charges of approximately $6 million, consisting of (i) employee termination charges, including charges in connection with the voluntary retirement program, of approximately $5 million; and (ii) manufacturing transition costs of approximately $1 million. Of this amount, we expect to incur charges of approximately $3 million in the first quarter of fiscal 2016 and the balance in the remainder of fiscal 2016. We expect that substantially all of the above charges will result in future cash expenditures.

This Current Report on Form 8-K contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward looking statements as a result of various factors, including but not limited to employee separation and other costs that differ from the original estimates, the timing of future actions, and the factors discussed in our most recent quarterly report on file with the Securities and Exchange Commission. The forward-looking statements represent our views as of the date of this Current Report and should not be relied upon as representing our views as of any future date. We specifically disclaim any obligation to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Analogic Corporation

September 16, 2015	By:	/s/ John J. Fry
		Name:	John J. Fry
		Title:	Senior Vice President, General Counsel and Secretary